October 19, 2015

Al Sandrock

Dear Al,

I am pleased to extend you the promotion offer detailed on the attached term sheet. Your promotion will be effective on the first payroll date following your written acceptance of this offer.

Upon your acceptance of this offer, you will continue to be a member of the G8 and an Executive Officer of the company. You will also continue to be subject to all disclosure and share ownership requirements of 3x salary related to Executive Officer status as an Executive Vice President.

Al, once again, we are all very excited about your appointment to this important position, and look forward to continuing a great future together.

To confirm your acceptance of this offer, please sign and return this letter and keep a copy for your records.

Sincerely,

George Scangos,
Chief Executive Officer

ACCEPTED:

/s/ Alfred Sandrock	October 20, 2015
Alfred Sandrock	Signature Date

New Level	24
New Bonus Target	70% of salary
New Position	EVP, CMO, Neurology & Neurodegeneration
Reports to	CEO

	Current	New	% Difference
	Compensation	Compensation	(New vs. Current)	Comments

Salary	$591,993	$700,000	18%

Target Bonus
($)	$500,000	$490,000	(2)%	Bonus guarantee removed
(%)	(guaranteed min)	70%

Target Cash	$1,091,993	$1,190,000	9%

LTI Grant Value	$1,500,000	$0 - $2.15m - $4.8m	na	EVP LTI follows a range (no target)
	(guaranteed min)			LTI guarantee removed

Total Compensation	$2,591,993	$3,340,000	29%	Assumes $2.15m annual LTI

BIIB Summary of Promotion Elements
Promotion to L24	EVP, CMO, Neurology & Neurodegeneration
Annual Bonus	70% bonus target; Bonus guarantee removed starting in the 2016 performance year
Salary Increase	18% increase
Annual LTI	Eligible for EVP LTI range; LTI guarantee removed; All future grants are eligible for retirement acceleration according to the terms of 2008 Omnibus Equity Plan